Exhibit 4.3
Execution Version
Tranche B Indenture
PCI CHEMICALS CANADA COMPANY,
as Issuer,
PIONEER COMPANIES, INC.,
PIONEER AMERICAS LLC,
IMPERIAL WEST CHEMICAL CO.,
KNA CALIFORNIA, INC. (f/k/s KEMWATER NORTH AMERICA COMPANY),
PIONEER (EAST), INC.,
PIONEER WATER TECHNOLOGIES, INC.,
PIONEER LICENSING, INC.,
and
KWT, INC.,
as Guarantors
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

FIRST SUPPLEMENTAL INDENTURE
dated as of June 30, 2005

$150,000,000
10% Senior Secured Guaranteed Notes due 2008

          FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of June 30, 2005, among PCI Chemicals Canada Company, an unlimited liability company organized and existing under the laws of the province of Nova Scotia, Canada (the “Company”), each Guarantor (as defined in the Indenture) from time to time a party hereto (the Company and the Guarantors party to this Indenture, and their respective assigns and affiliates, shall be referred to herein as the “Pioneer Companies”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
WITNESSETH:
          WHEREAS, the Pioneer Companies and the Trustee are parties to an Indenture, dated as of December 31, 2001 (the “Indenture”), pursuant to which the Company issued $150,000,000 aggregate principal amount of 10% Senior Secured Guaranteed Notes due 2008 (the “Securities”).
          WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee and the Pioneer Companies may amend certain terms of the Indenture with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Securities then outstanding; and
          WHEREAS, the Company has solicited consents from the Holders to the amendments contained in this Supplemental Indenture (the “Solicitation”) and the Company has received written consents thereto from Holders of at least a majority in principal amount of the Securities outstanding as of the date hereof, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, and
          WHEREAS, the Company is authorized to enter into this Supplemental Indenture by a Board Resolution, and the Trustee has received simultaneously with the execution and delivery of this Supplemental Indenture all documents required by Sections 9.03 and 15.03 of the Indenture; and
          WHEREAS, the Company and the Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Pioneer Companies and the Trustee to enter into this Supplemental Indenture; and
          WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and
          WHEREAS, the Trustee is indemnified pursuant to Section 6.06 of the Indenture in connection with the Trustee’s execution of this Supplemental Indenture; and
          NOW, THEREFORE, for and in consideration of the foregoing premises, the parties hereto agree as follows:

          Section 1. Certain Terms Defined in the Indenture. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.
          Section 2. Amendments to Indenture. At such time as the Pioneer Companies deliver written notice to the Trustee that Holders of Securities representing at least a majority in aggregate principal amount of the Securities then outstanding have consented to this Supplemental Indenture:
          (a) The definition of “Asset Sale” contained in Section 1.01 of the Indenture would be amended and restated in its entirety to read as follows:
     “Asset Sale” means, with respect to any Obligor or any Obligor Subsidiary, the sale (including Sale and Leaseback Transactions), lease, conveyance, transfer or other disposition (including, without limitation, by way of merger or consolidation, and whether indirectly or directly or by operation of law or otherwise) to any Person, other than any Obligor or any Obligor Subsidiary, of any of such Obligor’s or such Obligor Subsidiary’s assets (including, without limitation, (x) any sale, lease, conveyance, transfer or other disposition of Capital Stock of any Obligor Subsidiary, and (y) any sale, lease, conveyance, transfer or other disposition of any non cash consideration received by any Obligor or any Obligor Subsidiary from any prior transaction or series of related transactions that constituted an Asset Sale hereunder), whether owned on the date hereof or subsequently acquired, in one transaction or a series of related transactions; provided, however, that the following will not constitute an Asset Sale: (i) transactions (other than transactions described in clause (y) above), including Sale and Leaseback Transactions, in any calendar year with aggregate cash and/or Fair Market Value of any other consideration received (including, without limitation, the unconditional assumption of Indebtedness) of less than $1,000,000; (ii) a transaction or series of related transactions that results in a Change of Control; (iii) any sale of assets of any Obligor or any Obligor Subsidiary or merger permitted pursuant to Article Eight; (iv) any sale or other disposition of inventory, property (whether real, personal or mixed) or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or no longer needed for use in connection with the business of any Obligor or any Obligor Subsidiary, as the case may be, in the good faith determination of the Boards of Directors of PCI and the Company and so certified to the Trustee (provided that no such determination by the Board of Directors and no such certification to the Trustee shall be required in respect to such sales or dispositions with aggregate cash and/or fair market value of any non cash consideration received in respect of such sales or dispositions being equal to or less than $100,000 individually or up to $500,000 in the aggregate in any calendar year); (v) any sale of inventory to customers in the ordinary and customary course of business; (vi) sales of cash and cash equivalents in the ordinary course of business; (vii) transfers resulting from any casualty or condemnation of property or assets; (viii) the sale or discount of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof; and (ix) the sale of the Pioneer Technology Centre situated at Mississauga, Ontario, Canada and the CP Sale.
          (b) The following definition would be added to Section 1.01 of the Indenture in appropriate alphabetical order:
     “CP Sale” means the sale of substantially all of the assets of PCI Chemicals Canada Company’s chloroparaffin business to Dover Chemical Corporation as more fully set out in the Asset Acquisition Agreement, dated May 27, 2005.
          Section 3. Conditions Precedent; Effectiveness.
          Section 3.1 The Company shall furnish to the Trustee, in form and substance reasonably satisfactory to the Trustee:
     (a) all documents required pursuant to Sections 9.02 and 9.03 of the Indenture and addressing the matters required pursuant to such Sections; and
     (b) all documents required pursuant to Section 15.03 of the Indenture and addressing the matters required pursuant to such Section.
          Section 3.2 This Supplemental Indenture shall become effective upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee.
          Section 4. Miscellaneous Provisions.
          Section 4.1 This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be considered an original but all of which shall together constitute but one and the same instrument.
          Section 4.2 Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.
          Section 4.3 In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
          Section 4.4 The section headings herein are for convenience only and shall not affect the construction hereof.

          Section 4.5 All covenants and agreements in this Supplemental Indenture by the Company or by any of the Guarantors shall bind their successors and assigns, whether so expressed or not.
          Section 4.6 This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture.
          Section 4.7 This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.
          Section 4.8 Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force effect.
          Section 4.9 From and after the Effective Date, all references in the Indenture to “this Indenture”, “hereof”, “herein” or similar terms and all references to the Indenture in the Securities and other documents executed or delivered in connection with the Indenture shall mean and refer to the Indenture, as amended by the Supplemental Indenture, and may refer to the Indenture without specific reference to this Supplemental Indenture.
          Section 4.10 If any provision hereof limit, qualify, or conflict with any provisions of the Trust Indenture Act required under the Trust Indenture Act to be a part of and govern this Supplemental Indenture, the provisions of the Trust Indenture Act shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that pursuant to the Trust Indenture Act may be so modified or excluded, the provisions of the Trust Indenture Act as so modified or excluded hereby shall apply.
          Section 4.11 The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
(Remainder of this page intentionally left blank)

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Company:

PCI CHEMICALS CANADA COMPANY,

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

Guarantors:

PIONEER COMPANIES, INC.,

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

PIONEER AMERICAS LLC,

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

IMPERIAL WEST CHEMICAL CO.,

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

KNA CALIFORNIA, INC. (f/k/a KEMWATER NORTH AMERICA COMPANY),

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

PIONEER (EAST), INC.,

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

PIONEER WATER TECHNOLOGIES, INC.,

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

PIONEER LICENSING, INC.,

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

KWT, INC.,

By:	/s/ Kent R. Stephenson

Name: Kent R. Stephenson
Title: Vice President

Trustee:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Timothy P. Mowdy

Name: Timothy P. Mowdy
Title: